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Deerfield, IL 60015
www.cfindustries.com

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Chris Close	Martin Jarosick
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847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF Industries Holdings, Inc. Reports Fourth Quarter
Net Loss of $320 Million and EBITDA Loss of $135 Million;
Adjusted Net Loss of $90 Million and Adjusted EBITDA of $133 Million

Capacity Expansion Projects Complete and Generating Cash
Excess Global Nitrogen Supply Pressured Fourth Quarter Results
Reduced Chinese Urea Exports, Improving Prices Suggest Positive First Half of 2017

DEERFIELD, IL—February 15, 2017—CF Industries Holdings, Inc. (NYSE: CF), the global leader in nitrogen fertilizer manufacturing and distribution, today announced results for its fourth quarter and full year ended December 31, 2016.

Fourth Quarter Highlights

▪	Net loss of $320 million, or $1.38 per diluted share; adjusted net loss(1) of $90 million, or $0.39 per diluted share(1)

▪	EBITDA(2) loss of $135 million; adjusted EBITDA(2) of $133 million

▪	New ammonia and urea plants at Port Neal Nitrogen Complex in operation

▪	Refinanced private placement notes

▪	Shipments of UAN in fourth quarter exceeded two million tons, a company record

▪	Record fourth quarter exports above 500,000 tons

▪	Net loss includes $134 million non-cash impairment charge related to Point Lisas Nitrogen Limited (PLNL)

Full Year Highlights

▪	Net loss of $277 million, or $1.19 per diluted share; adjusted net earnings(1) of $109 million or $0.47 per diluted share(1)

▪	EBITDA(2) of $395 million; adjusted EBITDA(2) of $858 million

▪	Accelerated tax depreciation on capacity expansion projects driving estimated federal and state tax refunds of approximately $800 million, expect to receive in third quarter 2017

•	Record exports of approximately 1.4 million tons in 2016, 110 percent increase over prior year
_________________________________________________________________________

(1)	See reconciliations of adjusted net earnings and adjusted net earnings per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

Overview of Results

CF Industries Holdings, Inc., today announced a fourth quarter 2016 net loss attributable to common stockholders of $320 million, or $1.38 per diluted share, and adjusted net loss of $90 million, or $0.39 per diluted share. Fourth quarter 2016 EBITDA loss was $135 million, and adjusted EBITDA was $133 million. These results compare to fourth quarter 2015 net earnings attributable to common stockholders of $27 million, or $0.11 per diluted share; adjusted net earnings of $168 million, or $0.72 per diluted share; EBITDA of $254 million; and adjusted EBITDA of $445 million. Fourth quarter 2016 results include a realized loss on natural gas hedges of $5 million for the fourth quarter of 2016, compared to a realized loss on natural gas hedges of $30 million for the fourth quarter of 2015.

For the full year 2016, net loss attributable to common stockholders was $277 million, or $1.19 per diluted share, and adjusted net earnings was $109 million, or $0.47 per diluted share. Full year 2016 EBITDA was $395 million, and adjusted EBITDA was $858 million. These results compare to full year 2015 net earnings attributable to common stockholders of $700 million, or $2.96 per diluted share; adjusted net earnings for the full year 2015 of $896 million, or $3.79 per diluted share; EBITDA of $1.67 billion; and adjusted EBITDA of $1.98 billion. Full year 2016 results include a realized loss on natural gas hedges of $133 million, compared to a realized loss on natural gas hedges of $70 million for the full year 2015.

The company expects to receive tax refunds of approximately $800 million due to the carryback of certain federal and state tax losses from the 2016 tax year to prior periods. These tax losses are primarily related to accelerated tax depreciation of the capacity expansion projects that were placed in service in 2016.  The cash refunds related to this tax loss carryback are expected to be received in the third quarter of 2017.

During the fourth quarter, the company completed the issuance of $1.25 billion of senior secured notes. The proceeds were used primarily to fund the prepayment of the $1.0 billion principal amount of CF Industries, Inc.'s senior notes due 2022, 2025 and 2027, plus a related make-whole amount of approximately $170 million.

CF Industries has completed a review of its equity method investment in PLNL, the company's 50 percent interest in an ammonia production joint venture located in the Republic of Trinidad and Tobago. This review assessed the recoverability of the company's carrying value of the investment. During the fourth quarter of 2016, the company recognized an impairment charge of $134 million relating to its investment in PLNL due to projected longer-term challenges with gas availability and potential price increases from the government-controlled gas supplier.

Manufacturing Operations

CF Industries' manufacturing network operated safely and efficiently during the fourth quarter of 2016. As of December 31, 2016, CF Industries' 12-month rolling average recordable incident rate was 1.16 incidents per 200,000 work hours, well below industry averages. Ammonia utilization rate during the quarter across the manufacturing network was 99 percent.

During the fourth quarter, the company completed its capacity expansion projects as the new ammonia and urea plants at the Port Neal Nitrogen Complex were successfully commissioned and started-up. Both new plants are producing on-spec product for sale.

“Our expansion projects are complete, and the company's production capacity is now 25 percent greater on a nutrient ton basis than it was this time last year," said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. "With our cash generation capability strengthened significantly as a result, and the structural advantages of being the low cost producer in an import-dependent region, we believe CF is the best-positioned company to benefit both from the improving market in the first half of 2017 and from the sustained recovery we see ahead for the sector over the next several years."

Sales Overview

Net sales in the fourth quarter of 2016 decreased to $867 million from $1,115 million in the same period last year due to lower average selling prices across all segments. Excess global nitrogen supply continued to pressure prices as it had throughout 2016. The average selling price for ammonia was $277 per ton in the fourth quarter of 2016 compared to $458 per ton in the fourth quarter of 2015. Similarly, the average selling price for urea was $214 per ton in the fourth quarter of 2016 compared to $275 per ton in the fourth quarter of 2015, and the average selling price for UAN was $149 per ton in the fourth quarter of 2016 compared to $230 per ton in the fourth quarter of 2015.

Sales volume for the quarter increased compared to the fourth quarter of 2015, partially offsetting the decrease in average prices. Greater volumes were available for sale due to the company's completed capacity expansion projects. Additionally, exports of UAN and ammonia were significantly higher year-over-year as the company continues to develop a global portfolio of customers in order to optimize the overall business.

Cost of sales decreased in the fourth quarter of 2016 compared to the fourth quarter of 2015 due primarily to an unrealized net mark-to-market gain on natural gas derivatives of $91 million in the fourth quarter of 2016 compared to an unrealized net mark-to-market loss on natural gas derivatives of $97 million in the fourth quarter of 2015. This was partially offset by the impact of higher volumes in 2016, $34 million in start-up costs related to the new Port Neal ammonia and urea plants, and an increase of $43 million in depreciation related to the capacity expansion projects compared to the fourth quarter of 2015.

In the fourth quarter of 2016, the average cost of natural gas reflected in cost of sales for the company was $3.24 per MMBtu, which includes a realized loss of $0.06 per MMBtu on natural gas hedges, totaling $5 million. This compares to the average cost of natural gas in cost of sales of $3.23 per MMBtu for the fourth quarter of 2015, which included a realized loss of $0.41 per MMBtu on natural gas hedges totaling $30 million. During the fourth quarter of 2016, the average price of natural gas at Henry Hub in North America was $2.99 per MMBtu, and the average price of natural gas at the National Balancing Point in the United Kingdom was $5.69 per MMBtu.

The company did not enter into any additional natural gas hedges in the fourth quarter of 2016.

Outlook

Global nitrogen prices rose during the fourth quarter of 2016. U.S. prices also increased, but remained below international parity. The average U.S. Gulf urea barge price was approximately $180 per ton at the start of the fourth quarter and increased to approximately $240 per ton by the end of the quarter. The average U.S. Gulf UAN barge price was approximately $130 per ton at the start of the fourth quarter and increased to $153 per ton by the end of the quarter.

A decline in Chinese urea exports, from more than one million tonnes per month in the first quarter of 2016 to an average of approximately 470,000 tonnes per month in the fourth quarter, has been a key driver of increased global nitrogen prices. Rising costs for marginal producers in China, including significantly higher coal costs compared to the middle of 2016 along with reduced urea subsidies, and concerns over pollution and air quality drove urea operating rates, according to published reports, down to approximately 50 percent in that country during the fourth quarter. At these operating rates, Chinese demand for urea is expected to exceed available domestic supply during the spring. Chinese manufacturers will need to increase urea production, or purchasers will need to import urea, in order to meet seasonal domestic needs. As a result, CF expects global prices will be supported through the first half of the year due to limited Chinese export availability. For the full year 2017, Chinese urea exports are expected to decline from 8.9 million tonnes in 2016 to an anticipated range of approximately 5-6 million tonnes.

Higher hydrocarbon feedstock costs compared to the lows of early and mid-2016 are also supporting higher nitrogen prices. Higher oil prices have led to increased prices for contract gas in Europe. The strengthened Russian ruble has led to higher U.S. dollar gas prices in that country.

Import activity into North America during the fourth quarter of 2016 was lower than the fourth quarter of 2015 driven in part by regional prices that were below international parity. Additionally, the impact of the new North American capacity brought online during 2016 and expectations for the startup of additional new capacity in the region lowered the perceived economic incentive for North American purchasers to import product.

CF Industries expects North American demand for nitrogen in 2017 to be relatively unchanged compared to 2016. In the United States, the company forecasts 89.5 million acres of corn planted and fewer than 50 million acres of wheat planted, while in Canada lower grain planting is anticipated to be largely offset by increased canola plantings. As a result, total North American nitrogen fertilizer demand is projected to be roughly 16 million nutrient tons for full year 2017. Based on this, approximately 7 million nutrient tons of imported nitrogen will be required to meet North American agricultural and industrial demand for the full year 2017.

The company expects nitrogen prices in North America during the first half of 2017 to continue to improve into the second quarter, driven by the same factors currently supporting the higher global prices. As additional nitrogen capacity comes online globally during 2017, including a significant increase in North America, market price uncertainty exists for the second half of the year before a more sustained global nitrogen price recovery is expected to begin in 2018.

Capital Expenditures

New capital expenditures for 2017 are estimated to be in the range of approximately $400 to $450 million for sustaining and other, a level that continues the company's commitment to safe, reliable and compliant operations. Actual cash expenditures will also reflect amounts accrued but not paid in 2016. At December 31, 2016, approximately $225 million was accrued related to activities in 2016.

Liquidity

As of December 31, 2016, the company had a balance of cash and cash equivalents of $1.16 billion, had no borrowings outstanding under its revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments.

CHS Inc. Distribution

On January 31, 2017, the Board of Managers of CF Industries Nitrogen, LLC approved a semi-annual distribution payment to CHS Inc. of $48 million for the distribution period ended December 31, 2016. The distribution was paid on January 31, 2017. The total distribution approved pertaining to 2016 was approximately $128 million.

Consolidated Results

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$867	$1,115	$3,685	$4,308
Cost of sales	773	835	2,845	2,761
Gross margin	$94	$280	$840	$1,547

Gross margin percentage	10.8%	25.1%	22.8%	35.9%

Net (loss) earnings attributable to common stockholders	$(320)	$27	$(277)	$700
Adjusted net (loss) earnings (1)	$(90)	$168	$109	$896

Net (loss) earnings per diluted share	$(1.38)	$0.11	$(1.19)	$2.96
Adjusted net (loss) earnings per diluted share(1)	$(0.39)	$0.72	$0.47	$3.79

EBITDA(1)	$(135)	$254	$395	$1,666
Adjusted EBITDA(1)	$133	$445	$858	$1,975

Tons of product sold (000s)	4,683	3,982	16,957	13,718

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$3.18	$2.82	$2.61	$3.00
Realized derivatives loss in cost of sales(3)	0.06	0.41	0.46	0.28
Cost of natural gas in cost of sales	$3.24	$3.23	$3.07	$3.28

Average daily market price of natural gas (per MMBtu):
Henry Hub	$2.99	$2.09	$2.48	$2.61
National Balancing Point UK	$5.69	$5.58	$4.66	$6.53

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(91)	$97	$(260)	$176

Capital expenditures	$392	$678	$2,211	$2,469

Production volume by product tons (000s):
Ammonia(4)	2,326	2,098	8,307	7,673
Granular urea	914	758	3,368	2,520
UAN (32%)	1,795	1,602	6,698	5,888
AN	553	487	1,845	1,283
_______________________________________________________________________________

(1)
See reconciliations of EBITDA, adjusted EBITDA, adjusted net (loss) earnings and adjusted net (loss) earnings per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes the realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

During the years ended December 31, 2016 and 2015, certain significant items impacted our financial results. The following table outlines these significant items and how they impacted the comparability of our financial results during these periods. For the quarter and year ended December 31, 2016, we reported a net loss attributable to common stockholders of $320 million and $277 million, respectively. For the quarter and year ended December 31, 2015, we reported net earnings attributable to common stockholders of $27 million and $700 million, respectively. Positive amounts in the table below are costs or expenses incurred, while negative amounts are income recognized in the periods presented.

		Three months ended December 31,				Twelve months ended December 31,
		2016		2015		2016		2015
		Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
		(in millions)
Capacity Expansion Projects:
Expansion project depreciation	(1)	$56	$35	$13	$8	$116	$73	$13	$8
Start-up costs - Donaldsonville / Port Neal expansion plants	(1)	34	21	—	—	52	32	—	—
Expansion project expenses	(2)	14	9	15	9	73	46	51	32
Loss on foreign currency derivatives	(2)	2	1	3	2	—	—	22	13
Strategic Venture with CHS:
Noncontrolling interest	(7)	26	26	—	—	93	93	—	—
Loss on embedded derivative liability	(2)	1	1	—	—	23	14	—	—
Debt Restructuring:
Loss on debt extinguishment		167	105	—	—	167	105	—	—
Debt and revolver amendment fees	(3)	14	8	—	—	16	10	—	—
Private Senior Notes amendment arrangement fees	(4)	—	—	—	—	2	1	—	—
CF Fertilisers UK Acquisition:
Gain on remeasurement of CF Fertilisers UK investment	(5)	—	—	—	—	—	—	(94)	(94)
Equity Method Investments:
Impairment of equity method investment in PLNL	(6)	134	134	62	62	134	134	62	62
Loss on sale of equity method investments	(5)	—	—	—	—	—	—	43	31
Transaction Costs and Termination of Agreement with OCI:
Transaction costs		—	—	20	12	179	96	57	37
Financing costs related to bridge loan commitment fee	(3)	—	—	—	—	28	18	6	4
Other items:
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	(91)	(57)	97	61	(260)	(163)	176	111
Loss (gain) on foreign currency transactions including intercompany loans	(2)	7	8	(6)	(5)	93	93	(8)	—
Total Impact of Significant Items		$364	$291	$204	$149	$716	$552	$328	$204
_______________________________________________________________________________

(1) Included in cost of sales in our consolidated statements of operations.
(2) Included in other operating-net in our consolidated statements of operations.
(3) Included in interest expense in our consolidated statements of operations.
(4) Included in selling, general and administrative expenses in our consolidated statements of operations.
(5) Included in equity in earnings of non-operating affiliates in our consolidated statements of operations.
(6) Included in equity in (losses) earnings of operating affiliates in our consolidated statements of operations.
(7) Included in net earnings attributable to noncontrolling interests in our consolidated statements of operations.

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Subtotals of Amounts Above by Line Item in the Consolidated Statements of Operations:
Cost of sales	$(1)	$110	$(92)	$189
Selling, general and administrative expenses	—	—	2	—
Transaction costs	—	20	179	57
Other operating—net	24	12	189	65
Equity in (losses) earnings of operating affiliates	134	62	134	62
Interest expense	14	—	44	6
Loss on debt extinguishment	167	—	167	—
Equity in earnings of non-operating affiliates—net of taxes	—	—	—	(51)
Net earnings attributable to noncontrolling interests	26	—	93	—
Total Impact of Significant Items	$364	$204	$716	$328

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated nitrogen fertilizer, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen product that the company upgrades into other nitrogen fertilizers such as urea, UAN, and AN.

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$211	$375	$981	$1,523
Cost of sales	210	249	715	884
Gross margin	$1	$126	$266	$639

Gross margin percentage	0.5%	33.6%	27.1%	42.0%

Sales volume by product tons (000s)	762	819	2,874	2,995
Sales volume by nutrient tons (000s)(1)	626	671	2,358	2,456

Average selling price per product ton	$277	$458	$341	$509
Average selling price per nutrient ton(1)	337	560	416	620

Gross margin per product ton	$1	$154	$93	$213
Gross margin per nutrient ton(1)	2	188	113	260

Depreciation and amortization	$37	$20	$96	$95

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(30)	$22	$(85)	$40
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 fourth quarter periods:

•
Ammonia sales volume decreased for the fourth quarter of 2016 compared to the fourth quarter of 2015 as unfavorable weather and economic considerations, including declining year-over-year farmer disposable income and futures prices favoring soybeans over corn, led many farmers to delay ammonia application and planting decisions until spring. The decrease was partially offset by a significant increase in export sales.

•
Ammonia average selling prices decreased primarily due to excess global nitrogen supply. Additionally, the company's ammonia sales during the quarter included a higher proportion of lower-priced industrial and export sales compared to the prior year.

•
Ammonia gross margin per ton decreased in the fourth quarter of 2016 due to lower average selling prices, $32 million of start-up costs associated with the new Port Neal ammonia plant, and a $17 million increase in depreciation primarily related to the new Donaldsonville and Port Neal ammonia plants. The decrease was partially offset by a $30 million unrealized net mark-to-market gain on natural gas derivatives in the fourth quarter of 2016 compared to a $22 million unrealized net mark-to-market loss on natural gas derivatives in the fourth quarter of 2015.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen fertilizers.

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$189	$194	$831	$788
Cost of sales	139	145	584	469
Gross margin	$50	$49	$247	$319

Gross margin percentage	26.5%	25.2%	29.7%	40.4%

Sales volume by product tons (000s)	883	705	3,597	2,460
Sales volume by nutrient tons (000s)(1)	406	325	1,654	1,132

Average selling price per product ton	$214	$275	$231	$320
Average selling price per nutrient ton(1)	466	597	502	696

Gross margin per product ton	$57	$69	$69	$129
Gross margin per nutrient ton(1)	123	150	149	281

Depreciation and amortization	$37	$20	$112	$51

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(23)	$26	$(67)	$47
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 fourth quarter periods:

•	Granular urea sales volume increased for the quarter primarily due to additional volume available for sale from the new urea capacity at the company's Donaldsonville Nitrogen Complex.

•	Granular urea average selling price per ton decreased due to excess global nitrogen supply.

•
Granular urea gross margin per ton decreased due to lower average selling prices, a $17 million increase in depreciation and amortization primarily associated with the new Donaldsonville and Port Neal urea plants and $2 million in start-up costs associated with the new Port Neal urea plant, offset by a $23 million unrealized net mark-to-market gain on natural gas derivatives in the fourth quarter of 2016 compared to a $26 million unrealized net mark-to-market loss on natural gas derivatives in the fourth quarter of 2015.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid fertilizer product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$305	$368	$1,196	$1,480
Cost of sales	274	277	920	955
Gross margin	$31	$91	$276	$525

Gross margin percentage	10.2%	24.8%	23.1%	35.5%

Sales volume by product tons (000s)	2,047	1,599	6,681	5,865
Sales volume by nutrient tons (000s)(1)	648	507	2,109	1,854

Average selling price per product ton	$149	$230	$179	$252
Average selling price per nutrient ton(1)	471	724	567	798

Gross margin per product ton	$15	$57	$41	$90
Gross margin per nutrient ton(1)	48	180	131	283

Depreciation and amortization	$72	$52	$247	$192

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(29)	$40	$(81)	$73
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 fourth quarter periods:

•
UAN sales volume increased in the fourth quarter of 2016 due to additional volume available for sale from the new UAN capacity at the company's Donaldsonville Nitrogen Complex. During the quarter, customers built UAN inventories in preparation for spring after having delayed purchases earlier in the year. The company also exported a significant amount of UAN during the quarter.

•
UAN average selling price per ton decreased due to excess global nitrogen supply. Additionally, the company's UAN sales during the quarter included a higher proportion of lower-priced export sales compared to the prior year.

•
UAN gross margin per ton decreased due to lower average selling prices and a $20 million increase in depreciation and amortization primarily associated with the new Donaldsonville UAN plant, partially offset by a $29 million unrealized net mark-to-market gain on natural gas derivatives in the fourth quarter of 2016 compared to a $40 million unrealized net mark-to-market loss on natural gas derivatives in the fourth quarter of 2015.

AN Segment

CF Industries' AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29% to 35%, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company's Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$93	$115	$411	$294
Cost of sales	93	112	409	291
Gross margin	$—	$3	$2	$3

Gross margin percentage	—%	3.0%	0.5%	1.1%

Sales volume by product tons (000s)	541	495	2,151	1,290
Sales volume by nutrient tons (000s)(1)	181	166	726	437

Average selling price per product ton	$172	$233	$191	$228
Average selling price per nutrient ton(1)	514	693	566	673

Gross margin per product ton	$—	$7	$1	$2
Gross margin per nutrient ton(1)	—	20	3	7

Depreciation and amortization	$21	$22	$93	$66

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(3)	$9	$(10)	$16
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 fourth quarter periods:

•
AN sales volume was higher compared to the fourth quarter of 2015. Agricultural AN sales in the United Kingdom increased as farmers purchased AN early driven by lower nitrogen prices, improving crop prices and higher European Union support payments. AN sales volumes in North America also increased due to additional production volume of industrial AN at the company's Yazoo City Nitrogen Complex.

•	AN average selling price per ton decreased primarily due to excess global nitrogen supply.

•
AN gross margin per ton decreased primarily due to lower selling prices, which were partially offset by a $3 million unrealized net mark-to-market gain on natural gas derivatives in the fourth quarter of 2016 compared to a $9 million unrealized net mark-to-market loss on natural gas derivatives in the fourth quarter of 2015.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$69	$63	$266	$223
Cost of sales	57	52	217	162
Gross margin	$12	$11	$49	$61

Gross margin percentage	17.4%	16.8%	18.4%	27.2%

Sales volume by product tons (000s)	450	364	1,654	1,108
Sales volume by nutrient tons (000s)(1)	87	71	317	215

Average selling price per product ton	$153	$175	$161	$202
Average selling price per nutrient ton(1)	793	899	839	1,040

Gross margin per product ton	$27	$29	$30	$55
Gross margin per nutrient ton(1)	138	151	155	283

Depreciation and amortization	$12	$9	$46	$35

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(6)	$—	$(17)	$—
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 fourth quarter periods:

•	Other segment volume was higher due primarily to higher year-over-year sales of DEF as the company continues to grow its North American DEF business.

•	Other segment average selling price per ton decreased due to excess global nitrogen supply.

•
Other segment gross margin per ton decreased primarily due to lower average selling prices partially offset by a $6 million unrealized net mark-to-market gain on natural gas derivatives in the fourth quarter of 2016.

Dividend Payment

On February 8, 2017, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on February 28, 2017 to stockholders of record as of February 17, 2017.

Conference Call

CF Industries will hold a conference call to discuss its fourth quarter 2016 results at 9:00 a.m. ET on Thursday, February 16, 2017. This conference call will include discussion of CF Industries' business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States, Canada and the United Kingdom, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net (loss) earnings, and adjusted net (loss) earnings per diluted share, which are non-GAAP financial measures, provide additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net (loss) earnings, and adjusted net (loss) earnings per diluted share included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net (loss) earnings, and adjusted net (loss) earnings per diluted share to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery;

reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; operating and financial restrictions imposed on the Company and its subsidiaries by the Company's senior secured revolving credit agreement; risks associated with the Company’s incurrence of additional indebtedness; the Company's ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with the Company’s ability to utilize its tax net operating losses and other tax assets, including the risk that the use of such tax benefits is limited by an “ownership change” (as defined under the Internal Revenue Code and related Internal Revenue Service pronouncements); risks associated with changes in tax laws and disagreements with taxing authorities; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; the Company’s reliance on a limited number of key facilities; risks associated with the operation or management of the strategic venture with CHS Inc. (the "CHS Strategic Venture"), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS Inc. over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company's other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(in millions, except per share amounts)
Net sales	$867	$1,115	$3,685	$4,308
Cost of sales	773	835	2,845	2,761
Gross margin	94	280	840	1,547
Selling, general and administrative expenses	33	50	174	170
Transaction costs	—	20	179	57
Other operating—net	27	18	208	92
Total other operating costs and expenses	60	88	561	319
Equity in (losses) earnings of operating affiliates	(134)	(55)	(145)	(35)
Operating (loss) earnings	(100)	137	134	1,193
Interest expense	70	40	200	133
Interest income	(1)	(1)	(5)	(2)
Loss on debt extinguishment	167	—	167	—
Other non-operating—net	(1)	(1)	(2)	4
(Loss) earnings before income taxes and equity in earnings of non-operating affiliates	(335)	99	(226)	1,058
Income tax (benefit) provision	(47)	63	(68)	396
Equity in earnings of non-operating affiliates—net of taxes	—	—	—	72
Net (loss) earnings	(288)	36	(158)	734
Less: Net earnings attributable to noncontrolling interests	32	9	119	34
Net (loss) earnings attributable to common stockholders	$(320)	$27	$(277)	$700

Net (loss) earnings per share attributable to common stockholders:
Basic	$(1.38)	$0.11	$(1.19)	$2.97
Diluted	$(1.38)	$0.11	$(1.19)	$2.96

Weighted-average common shares outstanding:
Basic	233.1	233.1	233.1	235.3
Diluted	233.1	233.8	233.1	236.1

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,164	$286
Restricted cash	5	23
Accounts receivable—net	236	267
Inventories	339	321
Prepaid income taxes	841	185
Other current assets	70	45
Total current assets	2,655	1,127
Property, plant and equipment—net	9,652	8,539
Investments in affiliates	139	298
Goodwill	2,345	2,390
Other assets	340	329
Total assets	$15,131	$12,683

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$638	$918
Income taxes payable	1	5
Customer advances	42	162
Other current liabilities	5	130
Total current liabilities	686	1,215
Long-term debt	5,778	5,537
Deferred income taxes	1,630	916
Other liabilities	545	628
Equity:
Stockholders' equity	3,348	4,035
Noncontrolling interests	3,144	352
Total equity	6,492	4,387
Total liabilities and equity	$15,131	$12,683

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(in millions)
Operating Activities:
Net (loss) earnings	$(288)	$36	$(158)	$734
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	203	132	678	480
Deferred income taxes	9	84	739	78
Stock-based compensation expense	4	4	19	17
Unrealized net (gain) loss on natural gas and foreign currency derivatives	(91)	93	(260)	163
Loss on embedded derivative	1	—	23	—
Gain on re-measurement of CF Fertilisers UK investment	—	—	—	(94)
Impairment of equity method investment in PLNL	134	62	134	62
Loss on sale of equity method investments	—	—	—	43
Loss on extinguishment of debt	167	—	167	—
Loss on disposal of property, plant and equipment	2	3	10	21
Undistributed earnings of affiliates—net of taxes	9	(1)	9	(3)
Changes in:
Accounts receivable—net	(37)	(20)	18	(4)
Inventories	(3)	1	(7)	(71)
Accrued and prepaid income taxes	(11)	(79)	(676)	(148)
Accounts payable and accrued expenses	(11)	10	(18)	42
Customer advances	(45)	(220)	(120)	(164)
Other—net	(17)	28	59	51
Net cash provided by operating activities	26	133	617	1,207
Investing Activities:
Additions to property, plant and equipment	(392)	(678)	(2,211)	(2,469)
Proceeds from sale of property, plant and equipment	6	3	14	12
Proceeds from sale of equity method investment	—	—	—	13
Purchase of CF Fertilisers UK, net of cash acquired	—	2	—	(552)
Withdrawals from restricted cash funds	2	3	18	63
Other—net	(2)	(7)	2	(43)
Net cash used in investing activities	(386)	(677)	(2,177)	(2,976)
Financing Activities:
Proceeds from long-term borrowings	1,244	—	1,244	1,000
Payments of long-term borrowings	(1,170)	—	(1,170)	—
Proceeds from short-term borrowings	—	—	150	367
Payments of short-term borrowings	—	—	(150)	(367)
Payment to CHS related to credit provision	(5)	—	(5)	—
Financing fees	(20)	(19)	(31)	(47)
Dividends paid on common stock	(71)	(70)	(280)	(282)
Issuance of noncontrolling interest in CFN	—	—	2,800	—
Distributions to noncontrolling interests	(8)	(13)	(119)	(45)
Purchases of treasury stock	—	—	—	(556)
Issuances of common stock under employee stock plans	—	—	—	8
Shares withheld for taxes	—	—	—	(1)
Net cash (used in) provided by financing activities	(30)	(102)	2,439	77
Effect of exchange rate changes on cash and cash equivalents	—	(11)	(1)	(19)
(Decrease) increase in cash and cash equivalents	(390)	(657)	878	(1,711)
Cash and cash equivalents at beginning of period	1,554	943	286	1,997
Cash and cash equivalents at end of period	$1,164	$286	$1,164	$286

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net (loss) earnings, net (loss) earnings per ton and net (loss) earnings as a percent of net sales (GAAP measures) to EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales (non-GAAP measures), as applicable:
EBITDA is defined as net (loss) earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests. The company has presented EBITDA, EBITDA per ton and EBITDA as a percent of net sales because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(in millions)
Tons of product sold (000s)	4,683	3,982	16,957	13,718
Net sales	$867	$1,115	$3,685	$4,308

Net (loss) earnings attributable to common stockholders	$(320)	$27	$(277)	$700
Interest expense (income)—net	69	39	195	131
Income tax (benefit) provision(1)	(47)	63	(68)	385
Depreciation and amortization	203	132	678	480
Less: other adjustments	(40)	(7)	(133)	(30)
EBITDA	(135)	254	395	1,666
Net (loss) earnings per ton	$(68.33)	$6.78	$(16.34)	$51.03
Net (loss) earnings as a percent of net sales	(36.9)%	2.4%	(7.5)%	16.2%
EBITDA per ton	$(28.83)	$63.79	$23.29	$121.45
EBITDA as a percent of net sales	(15.6)%	22.8%	10.7%	38.7%

Start-up costs Donaldsonville ammonia	—	—	18	—
Start-up costs Port Neal ammonia and urea	34	—	34	—
Expansion project expenses	14	15	73	51
Loss on foreign currency derivatives	2	3	—	22
Loss on debt extinguishment	167	—	167	—
Private Senior Notes amendment arrangement fees	—	—	2	—
Gain on remeasurement of CF Fertilisers UK investment	—	—	—	(94)
Impairment of equity method investment in PLNL	134	62	134	62
Loss on sale of equity method investments	—	—	—	43
Transaction costs(2)	—	20	179	57
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(91)	97	(260)	176
Loss on embedded derivative(3)	1	—	23	—
Loss (gain) on foreign currency transactions(4)	7	(6)	93	(8)
Total adjustments	268	191	463	309

Adjusted EBITDA	$133	$445	$858	$1,975
Adjusted EBITDA per ton	$28.40	$111.75	$50.60	$143.97
Adjusted EBITDA as a percent of net sales	15.3%	39.9%	23.3%	45.8%
_______________________________________________________________________________

(1)	Includes the tax benefit of $11 million on loss on sale of non-operating equity method investment for the twelve months ended December 31, 2015.

(2)
Transaction costs include the $150 million termination fee paid by the company to OCI in the second quarter of 2016 as a result of the termination of the combination agreement with OCI and costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(3)	Represents the loss in 2016 on the embedded derivative included within the terms of the company's strategic venture with CHS.

(4)	Loss (gain) on foreign currency transactions primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

Reconciliation of net (loss) earnings attributable to common stockholders and net (loss) earnings per diluted share attributable to common stockholders (GAAP measures) to adjusted net (loss) earnings and adjusted net (loss) earnings per diluted share (non-GAAP measures), as applicable:
Adjusted net (loss) earnings is defined as net (loss) earnings attributable to common stockholders adjusted with the impacts of the selected items included in net (loss) earnings as summarized in the table below. The company has presented adjusted net (loss) earnings and adjusted net (loss) earnings per diluted share because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(in millions)
Net (loss) earnings attributable to common stockholders	$(320)	$27	$(277)	$700
Start-up costs Donaldsonville ammonia	—	—	18	—
Start-up costs Port Neal ammonia and urea	34	—	34	—
Expansion project expenses	14	15	73	51
Loss on foreign currency derivatives	2	3	—	22
Loss on debt extinguishment	167	—	167	—
Financing costs related to Private Senior Notes and Senior Secured Notes(1)	10	—	10	—
Revolver amendment fees(1)	4	—	6	—
Private Senior Notes amendment arrangement fees	—	—	2	—
Gain on remeasurement of CF Fertilisers UK investment	—	—	—	(94)
Impairment of equity method investment in PLNL	134	62	134	62
Loss on sale of equity method investments	—	—	—	43
Transaction costs(2)	—	20	179	57
Financing costs related to bridge loan commitment fee(1)	—	—	28	6
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(91)	97	(260)	176
Loss on embedded derivative(3)	1	—	23	—
Loss (gain) on foreign currency transactions(4)	7	(6)	93	(8)
Income tax adjustments(5)	(52)	(50)	(121)	(119)
Total adjustments	230	141	386	196
Adjusted net (loss) earnings	$(90)	$168	$109	$896

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Net (loss) earnings per diluted share attributable to common stockholders	$(1.38)	$0.11	$(1.19)	$2.96
Start-up costs Donaldsonville ammonia	—	—	0.08	—
Start-up costs Port Neal ammonia and urea	0.14	—	0.14	—
Expansion project expenses	0.06	0.06	0.31	0.22
Loss on foreign currency derivatives	0.01	0.01	—	0.09
Loss on debt extinguishment	0.72	—	0.72	—
Financing costs related to Private Senior Notes and Senior Secured Notes(1)	0.04	—	0.04	—
Revolver amendment fees(1)	0.02	—	0.03	—
Private Senior Notes amendment arrangement fees	—	—	0.01	—
Gain on remeasurement of CF Fertilisers UK investment	—	—	—	(0.40)
Impairment of equity method investment in PLNL	0.57	0.26	0.57	0.26
Loss on sale of equity method investments	—	—	—	0.18
Transaction costs(2)	—	0.08	0.77	0.24
Financing costs related to bridge loan commitment fee(1)	—	—	0.12	0.02
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(0.39)	0.42	(1.12)	0.75
Loss on embedded derivative(3)	—	—	0.10	—
Loss (gain) on foreign currency transactions(4)	0.03	(0.02)	0.40	(0.03)
Income tax adjustments(5)	(0.21)	(0.20)	(0.51)	(0.50)
Total adjustments	0.99	0.61	1.66	0.83
Adjusted net (loss) earnings per diluted share	$(0.39)	$0.72	$0.47	$3.79
_______________________________________________________________________________

(1)	Not included in the calculation of EBITDA.

(2)
Transaction costs include the $150 million termination fee paid by CF Holdings to OCI in the second quarter of 2016 as a result of the termination of the combination agreement with OCI and costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(3)	Represents the loss in 2016 on the embedded derivative included within the terms of the company's strategic venture with CHS.

(4)	Loss (gain) on foreign currency transactions primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(5)
Represents the adjustment to the GAAP basis tax provision reflecting the tax impact of the other non-GAAP adjustments. The income tax adjustments for the twelve months ended December 31, 2016 also include the tax impact of certain transaction costs that were capitalized in prior tax periods and that are now deductible as a result of the termination of the combination agreement with OCI.